EXHIBIT 10.47
LIMITED WAIVER
     LIMITED WAIVER, dated as of March 31, 2009 (the “Waiver”), to the Amended and Restated Credit Agreement, dated as of April 10, 2007 (as amended, supplemented or otherwise modified, the “Credit Agreement”), among Visteon Corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), Credit Suisse Securities (USA) LLC and Sumitomo Mitsui Banking Corporation, as co-documentation agents, Citicorp USA, Inc., as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as joint lead arrangers and joint bookrunners. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
     Pursuant to Section 5.1(a) of the Credit Agreement, within 90 days after the end of each fiscal year, the Borrower shall furnish to the Administrative Agent its audited consolidated balance sheet as of the end of such year, and its audited consolidated statements of income and cash flows for such year, which shall be reported on without a “going concern” or like qualification or exception, or a qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing (an “Unqualified Opinion”);
     The Borrower has notified the Lenders and the Administrative Agent that the report of its independent registered public accounting firm on the Borrower’s financial statements for the fiscal year ended December 31, 2008 may contain a going concern exception, thus failing to be an Unqualified Opinion and resulting in a Default under Section 7(d) of the Credit Agreement. Accordingly, the Borrower has requested that the Lenders waive any Default or Event of Default arising from such failure to deliver an Unqualified Opinion for the fiscal year ended December 31, 2008 (the “Specified Default”);
     Subject to the terms and conditions herein, the Required Lenders have agreed to provide a limited waiver as to the Specified Default as described herein.
SECTION 1. Limited Waiver.
     The undersigned Required Lenders hereby waive solely during the Waiver Period (as defined below) the Specified Default (which shall be deemed not to be continuing for all purposes of the Credit Agreement during the Waiver Period). The Waiver Period shall extend from the date hereof until May 30, 2009, unless terminated earlier as a result of the Borrower’s failure to comply with its agreements herein or referred to herein, or extended at the sole option of the Required Lenders (the “Waiver Period”). Upon the termination or expiration of the Waiver Period, an immediate Event of Default shall exist under the Credit Agreement, unless cured or waived by the Required Lenders. This waiver shall not extend beyond the terms expressly set forth herein, nor impair any right or power accruing to any Lender or the Administrative Agent with respect to any other

Default or Event of Default. Nothing contained herein shall be deemed to imply any willingness of the Lenders or the Administrative Agent to agree to any similar or other waiver that may be requested by the Borrowers, or except to the extent expressly set forth herein, otherwise prejudice, impair or affect any rights or remedies of the Administrative Agent or Lenders with respect to the Credit Agreement or other Loan Documents.
SECTION 2. Mortgages.
     Each of the Mortgages executed on or prior to the date hereof is hereby amended to delete clause (iii) from the definition of “Secured Parties”, to re-number clause (iv) thereof as clause (iii) and to re-number clause (v) thereof as clause (iv).
SECTION 3. Conditions Precedent. This Waiver shall become effective on the date (the “Waiver Effective Date”) on which:
          (a) each of the Borrower and the Required Lenders shall have duly executed and delivered a counterpart hereof to the Administrative Agent;
          (b) each of the Borrower and the members of the ad hoc steering committee of Lenders (the “Committee”) shall have executed and delivered a letter agreement relating to certain information, access and communications with the Lenders and their advisors during the Waiver Period (the “Letter Agreement”);
          (c) the Administrative Agent and the Committee shall have received evidence reasonably satisfactory to them of waivers granted by the lenders under the ABL Financing and European Financing with respect to Unqualified Opinion covenants;
          (d) the Administrative Agent shall have received by wire transfer of immediately available funds, for the account of the applicable Lenders, a fee equal to 50 basis points on the outstanding principal amount of the Term Loan of each Lender executing this Waiver by 5:00 p.m. New York time on March 31, 2009;
          (e) the Borrower shall have paid all invoiced and unpaid fees and expenses of Bingham McCutchen LLP, as counsel to certain Lenders, and Simpson Thacher & Bartlett LLP, as counsel to the Administrative Agent; and
          (f) the Borrower shall have delivered each item referenced in Schedule 1 as a condition to effectiveness (it being understood that with respect to the items identified on Schedule 1 to be delivered within 30 days following effectiveness, such delivery shall be deemed a condition subsequent to the continued effectiveness of this Waiver).
SECTION 4. Representations and Warranties.
          (a) Representations and Warranties. After giving effect to the waiver contained herein, on the Waiver Effective Date, the Borrower hereby confirms that the representations and the warranties set forth in the Credit Agreement are true and correct in all material respects on and as of the Waiver Effective Date (provided, however, the Borrower makes no representation and warranty as to Section 3.2 of the Credit Agreement), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date).
          (b) No Default. No Default or Event of Default (provided, for purposes of this Section 3(b), the Borrower makes no representations and warranties with respect to Section 3.2 of the Credit Agreement) shall have occurred and be continuing on the Waiver Effective Date or immediately after giving effect to the waiver contained herein.
          (c) Unqualified Opinion. As of the Waiver Effective Date, the Borrower and its Subsidiaries are not in breach of any covenants requiring similar Unqualified Opinions under the ABL Financing or the European Financing which Unqualified Opinion covenants have not been waived by the lenders thereunder.
SECTION 5. Continuing Effect, No Other Waivers or Amendments. This Waiver shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement and the other Loan Documents except as expressly stated herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Administrative Agent and/or the Lenders except as expressly stated herein. Except as expressly waived hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with their terms.
SECTION 6. Release. In order to induce the Administrative Agent and the Lenders to enter into this Waiver, the Borrower (on its own behalf and on behalf of each Loan Party) acknowledges and agrees that: (a) each Loan Party waives to the fullest extent permitted by applicable law any claim or cause of action against the Administrative Agent or any Lender (or any of its respective directors, officers, employees or agents) and (b) each Loan Party waives to the fullest extent permitted by applicable law any offset right, counterclaim or defense of any kind against any of its respective obligations, indebtedness or liabilities to the Administrative Agent or any Lender. Each Loan Party wishes to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect the Administrative Agent’s or any Lender’s rights, interests, contracts, collateral security or remedies. Therefore, each Loan Party unconditionally releases, waives and forever discharges any and all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which each Loan Party might otherwise have against the Administrative Agent or any Lender (or any of its respective directors, officers, employees or agents), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.

SECTION 7. Ratification of Existing Agreements. The Borrower agrees that the Obligations are, except as otherwise expressly modified in this Waiver upon the terms set forth herein, ratified and confirmed in all respects.
SECTION 8. Counterparts. This Waiver may be executed by the parties hereto on any number of separate counterparts (including by facsimile or PDF delivered by electronic mail), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
SECTION 9. Severability. Any provision of this Waiver which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 10. Governing Law. THIS WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS WAIVER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
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     IN WINTESS WHEREOF, the parties hereto have executed this Waiver as of the date first written above.

VISTEON CORPORATION
By	/s/ Michael P. Lewis
	Name:	Michael P. Lewis
	Title:	Assistant Treasurer

JPMORGAN CHASE BANK, N.A. as Administrative Agent
By	/s/ Richard W. Duker
	Name:	Richard W. Duker
	Title:	Managing Director